Exhibit 10.6(b)
AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT FOR
INTERNAL REVENUE CODE SECTION 409A COMPLIANCE
By their signatures below, U.S. Bancorp (the “Company”) and the undersigned executive (“Executive’) hereby amend the Executive Severance Agreement between the Company and Executive, dated                                          (“Executive Severance Agreement”). The purpose of this amendment (“Amendment”) is to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized words not otherwise defined herein shall have the meaning ascribed to them in the Executive Severance Agreement.
WHEREAS, Executive and the Company have entered into the Executive Severance Agreement which provides for the lump sum payment to Executive of Termination Benefits, within thirty (30) days of termination, if, within twenty-four (24) months following a Change in Control, Executive’s employment is terminated by the Company (other than for reasons of Cause or Disability) or by Executive for Good Reason; and
WHEREAS, the Company and Executive wish to amend such Executive Severance Agreement to comply with Section 409A of the Code:
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and Executive agree that notwithstanding anything to the contrary contained in the Executive Severance Agreement, the following rules and definitions will apply:
1. Definition of Good Reason. The definition of Good Reason contained in the Executive Severance Agreement is replaced with the following definition. Good Reason shall mean any one of the conditions set forth below, provided that Executive must provide notice to the Company within ninety (90) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:
(a) A material reduction by the Company in the Executive’s base salary as in effect immediately prior to the Change in Control or as the same may be increased from time-to-time following the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company); or
(b) A significant diminution in the Executive’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual to whom the executive reports, in and of itself, would not constitute diminution; and further provided, anything in this Agreement to the contrary notwithstanding, if the Company’s Chief Executive Officer (“CEO”) immediately prior to the Change in Control remains CEO of the Company during the Protected Period following the Change in Control, and if 50% or more of the Company’s Board of Directors during the Protected Period following the Change in Control were members of the Board of Directors immediately prior to the Change in Control, the Executive shall

Group A with GU

not be able to terminate employment for Good Reason based solely on the events described under this Section (b) until at least one (1) year following the Change in Control (although at such time a termination of employment by the Executive for Good Reason under this Section (b) may be based on events that occurred during the first year of the Protected Period and any such events shall not be deemed to have been agreed to or waived by the Executive); or
(c) A failure by the Company (I) to continue any cash bonus or other incentive compensation plans in substantially the same form and with the same opportunity levels as in effect immediately prior to the Change in Control, or (II) to continue the Executive as a participant in such plans on at least the same basis as the Executive participated in accordance with the plans immediately prior to the Change in Control, in each case to the extent such failure would result in a material diminution in Executive’s compensation; or
(d) A requirement by the Company that the Executive relocate from his/her personal place of residence immediately prior to the Change in Control or, if the Executive is not required to relocate, a change of the Executive’s principal work location from that immediately prior to the Change in Control which is 50 or more miles further away from his/her personal place of residence (other than if the Company’s CEO immediately prior to the Change in Control remains CEO of the Company during the Protected Period following the Change in Control, and if 50% or more of the Company’s Board of Directors during the Protected Period following the Change in Control were members of the Board of Directors immediately prior to the Change in Control); or
(e) A significant reduction in the Executive’s aggregate level of coverage under the Company’s welfare, retirement and other employee benefit plans, as in effect immediately prior to the Change in Control.
2. Definition of Target Bonus. The Executive Severance Agreement provides that Termination Benefits include, among other things, base salary through date of termination and a pro rated portion of any bonus or incentive (based on the target bonus for the Executive for the year), without application of any denial provisions based on unsatisfactory personal performance or any other reason. For greater clarity, it is understood that for this purpose “target bonus” means the annual target bonus which is expressed as a percentage of base salary and communicated annually to Executive.
3. Gross-Up Payment. The Executive Severance Agreement provides that if payments under the Executive Severance Agreement would be subject to an excise tax under Code Section 4999 as a result of an excess parachute payment under Code Section 280G, the Company will make an additional Payment to Executive and such payment is referred to as the “Gross-Up Payment”. Notwithstanding anything to the contrary in the Executive Severance Agreement, the Gross-Up Payment, or any portion of it, (if any) will be paid by the end of Employee’s taxable year next following the taxable year in which Employee remits the related taxes.
4. Intent to Comply with Code section 409A. The Gross-Up Payment is intended to comply with Code Section 409A, and the Agreement will be construed and administered

Group A with GU

accordingly. The separation pay (not including the Gross-Up Payment) provided for under the Executive Severance Agreement, including this Amendment, is intended and expected to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(4) (“Short Term Deferrals) and applicable guidance. However, it is recognized that the final Treasury Regulations applicable with respect to Code Section 409A, which generally are effective January 1, 2009, were issued relatively recently and the interpretation of various provisions of such regulations is an ongoing and evolving process, and that additional formal and informal guidance continues to be issued. With these considerations in mind, the Company and Executive agree that if and to the extent that the Company determines that some or all of the Termination Benefits under the Executive Severance Agreement are subject to Code Section 409A, the Company will notify Executive of such determination and the following definitions and rules will apply, to the extent required by Code Section 409A.
(a) Definition of Separation from Service. Any termination of Executive’s employment, which termination results in the Company’s obligation to pay Termination Benefits, will in all cases meet the requirements for a Separation from Service as defined under Code Section 409A and applicable guidance.
(b) Specified Employee; Delay in Payment of Termination Benefits. If Executive is a Specified Employee at the time of Executive’s Separation from Service, the payment of Termination Benefits that are subject to Code Section 409A will be delayed until the date that is six months and one day after the date of the Separation from Service. Specified Employee is defined as a Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations and the determination of the individuals who are Specified Employees will be determined pursuant to the rules and procedures set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the December 31, 2008.

U.S. BANCORP

Date: December 31, 2008	By:

Its:

EMPLOYEE

Date: December 31, 2008

[Print Name]

Group A with GU